RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-171806

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement

Subject to Completion:
Dated July 25, 2011

Pricing Supplement Dated August     , 2011 to the
Product Prospectus Supplement ERN-COMM-1 Dated February
24, 2011, Prospectus Dated January 28, 2011, and Prospectus
Supplement Dated January 28, 2011
$ __________ Commodity Linked Notes Linked to the BNP Paribas Millenium Long/Short Commodities USD Excess Return Index Due August 27, 2014 Royal Bank of Canada

Royal Bank of Canada is offering the Commodity Linked Notes (the “Notes”) linked to the performance of the BNP Paribas Millenium Long/Short Commodities USD Excess Return Index.

The CUSIP number for the Notes is 78008TLS1. The Notes provide a [111% to 117%] leveraged return (to be determined on the pricing date) if the level of the Reference Asset increases from the Initial Level to the Final Level. The Notes do not pay interest, and investors are subject to one-for-one loss of the principal amount of the Notes for any percentage decrease from the Initial Level to the Final Level. Any payments on the Notes are subject to our credit risk.

Issue Date: August 29, 2011

Maturity Date: August 27, 2014

The Notes will not be listed on any U.S. securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page 1 of the prospectus supplement dated January 28, 2011, “Additional Risk Factors Specific to the Notes” beginning on page PS-3 of the product prospectus supplement dated February 24, 2011 and “Additional Risk Factors” beginning on page P-6 of this terms supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	100.00%	$
Underwriting discounts and commissions	%	$
Proceeds to Royal Bank of Canada	%	$

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank of Canada or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would not receive a commission. If the Notes priced on the date of this terms supplement, the price of the Notes would include a profit of $5.00 per $1,000 in principal amount earned by Royal Bank of Canada in hedging its exposure under the Notes. In no event will the hedging profits of Royal Bank of Canada, exceed $10.00 per $1,000 in principal amount of the Notes.

We may use this terms supplement in the initial sale of the Notes. In addition, RBC Capital Markets, LLC or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Millenium Long/Short Commodities USD Excess Return Index Due August 27, 2014

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series E

Underwriter:	RBC Capital Markets, LLC (“RBCCM”)

Reference Asset:	The BNP Paribas Millenium Long/Short Commodities USD Excess Return Index (Bloomberg ticker: “BNPIMCUE <Index>”).

The Reference Asset is an index that aims to generate positive returns by tracking the return of a hypothetical long/short portfolio (the “Portfolio”) consisting of a variety of commodity indices, each of which (a “Portfolio Component”) is linked to a single type of commodity.  The Reference Asset is flat or long the “enhanced” excess return version of each Portfolio Component and is generally flat or short its respective excess return Portfolio Component.  For additional information about the Reference Asset, see “Information Regarding the Reference Asset” beginning on page P-13 of this terms supplement.

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

Pricing Date:	August 24, 2011

Issue Date:	August 29, 2011

CUSIP:	78008TLS1

Payment at Maturity (if held to maturity):
The Payment at Maturity will be calculated as follows:

If, on the Valuation Date, the Percentage Change is greater than 0%, then the investor will receive an amount per $1,000 principal amount per Note equal to:

Principal Amount + [(Principal Amount × Percentage Change) × Leverage Factor]

If, on the Valuation Date, the Percentage Change is less than or equal to 0%, then the investor will receive a cash payment equal to: Principal Amount + (Principal Amount x Percentage Change)

Percentage Change:	Final Level – Initial Level Initial Level The Percentage Change will be expressed as a percentage and rounded to four decimal places.

Initial Level:	The closing level of the Reference Asset on the Pricing Date.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Millenium Long/Short Commodities USD Excess Return Index Due August 27, 2014

Final Level:	The closing level of the Reference Asset on the Valuation Date.

Leverage Factor	[111% -117%] (to be determined on the Pricing Date)

Valuation Date:	August 22, 2014, subject to extension for market disruptions, as described in “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement dated February 24, 2011.

Maturity Date:	August 27, 2014, subject to extension for market disruptions, as described in “—Payment at Maturity—Maturity Date” in the product prospectus supplement dated February 24, 2011.

Term:	Approximately 3 years

Principal at Risk:	The Notes are NOT principal protected. You may lose a substantial portion of your principal amount at maturity if there is a percentage decrease from the Initial level to the Final Level.

Additional Redemption Event:
If prior to the Valuation Date, the Reference Asset is terminated or discontinued for any reason, then, in addition to the steps that may be taken by the calculation agent described in the product prospectus supplement under the caption “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date—Reference Assets Consisting of One or More Commodities Indices,” we may elect to redeem the Notes.  The redemption price will be determined as set forth above under “—Payment at Maturity,” and the Final Level will be equal to the last available level of the Reference Asset, as determined by the calculation agent.  In such an event, we will pay the redemption price promptly following such determination.

Calculation Agent:	RBCCM

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated February 24, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Millenium Long/Short Commodities USD Excess Return Index Due August 27, 2014

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 28, 2011).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated February 7, 2011, as modified by this terms supplement.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Millenium Long/Short Commodities USD Excess Return Index Due August 27, 2014

ADDITIONAL TERMS OF YOUR NOTES

You should read this terms supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011 and the product prospectus supplement dated February 24, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this terms supplement carefully.

This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 28, 2011, “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated February 24, 2011 and “Additional Risk Factors” in this terms supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Product Prospectus Supplement dated February 24, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000603/f223112424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Millenium Long/Short Commodities USD Excess Return Index Due August 27, 2014

HYPOTHETICAL RETURNS

The examples set forth below are included for illustration purposes only. The hypothetical Percentage Changes used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of the Initial Level, the Final Level or the level of the Reference Asset on the Valuation Date or any trading day prior to the Maturity Date. Each example assumes that a holder has purchased Notes with an aggregate principal amount of $1,000, a hypothetical Leverage Factor of 114% (the midpoint of the Leverage Factor range of 111% to 117%) and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is greater than 0%.

Percentage Change: 5%

Payment at Maturity: $1,000 + [($1,000 x 5.00%) x 114%] = $1,000.00 + $57= $1,057.00

On a $1,000 investment, a 5% Percentage Change results in a Payment at Maturity of $1,057.00, a 5.70% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is greater than 0%.

Percentage Change: 15%

Payment at Maturity: $1,000 + [($1,000 x 15.00%) x 114%] = $1,000.00 + $171.00= $1,171.00

On a $1,000 investment, a 15% Percentage Change results in a Payment at Maturity of $1,171.00, a 17.10% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is less than or equal to 0%.

Percentage Change: -25%

Payment at Maturity: $1,000 + [($1,000 x -25.00%)] = $1,000.00 - $250= $750

On a $1,000 investment, a -25% Percentage Change results in a Payment at Maturity of $750, a -25% return on the Notes.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Millenium Long/Short Commodities USD Excess Return Index Due August 27, 2014

ADDITIONAL RISK FACTORS

This section should be read together with the information set forth under the caption “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated February 24, 2011.  You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them.  Accordingly, prospective investors should consult their financial and legal advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.

Your Investment in the Notes May Result in a Loss.

The Notes do not guarantee any return of principal.  We will not repay you a fixed amount of principal on the maturity date.  The amount payable on the Notes at maturity will depend primarily on the Percentage Change in the level of the Reference Asset from the Initial Level to the Final Level.  Because the level of the Reference Asset will be subject to market fluctuations, the return on your Notes at maturity may be less, and possibly significantly less, than the principal amount per Note.  This will be the case even if the level of the Reference Asset is greater than the Initial Level at certain periods during the term of the Notes.

The Reference Asset Tracks Commodity Futures Contracts and Does Not Track the Spot Prices for the Underlying Commodities.

The Reference Asset is comprised of as many as 35 commodity indices, each comprised of exchange-traded futures contracts on a physical commodity.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, a commodity futures contract is typically an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period.  A futures contract reflects the expected value of the underlying physical commodity upon delivery in the future.  In contrast, the underlying physical commodity’s current or “spot” price reflects the immediate delivery value of that commodity.

The Notes are linked to the Reference Asset and not to the spot prices of the underlying commodities and an investment in the Notes is not the same as buying and holding the underlying commodities.  While price movements in the exchange-traded futures contracts comprising the commodity indices included in the Reference Asset may correlate with changes in the underlying commodities’ spot prices, the correlation will not be perfect and price movements in the spot markets for the underlying commodities may not be reflected in the futures market (and vice versa).  Accordingly, an increase in the spot prices of the underlying commodities may not result in an increase in the prices of the commodity indices included in the Reference Asset or the level of the Reference Asset.  The prices for the commodity indices included in the Reference Asset and the level of the Reference Asset may decrease while the spot prices of the underlying commodities remain stable or increase, or do not decrease to the same extent.

Higher or Lower Future Prices of the Futures Contracts Included in the Portfolio Components Relative to their Current Prices May Decrease the Payment at Maturity and the Value of the Notes.

In the case of the Reference Asset, as the futures contracts included in the Portfolio Components (as defined below) approach expiration, they are replaced by similar contracts that have a later expiration.  This process is referred to as “rolling.”  Specifically, during the specified “roll period” each month, the values of the Portfolio Components are calculated as if the near-dated futures contracts are sold and the proceeds from those sales are used to purchase longer-dated futures contracts of equivalent value.  Differences in the prices of the contracts that are sold and the new contracts for more distant delivery that are purchased are called “roll yield.”  See “Information Regarding the Reference Asset—Portfolio Components.”

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Millenium Long/Short Commodities USD Excess Return Index Due August 27, 2014

If the market for these futures contracts is (putting aside other considerations) in “backwardation,” where the prices for the exchange-traded futures contracts are lower in the distant delivery months than in the nearer delivery months, the sale of the near-dated contracts would take place at prices that are higher than the purchase prices of the longer-dated contracts, creating positive “roll yield.”  This would result in a greater quantity of longer-dated futures contracts being purchased for the same value.  With respect to Portfolio Components as to which the Reference Asset is “long,” this would have a positive effect on the level of the Reference Asset; with respect to Portfolio Components as to which the Reference Asset is “short,” this would have a negative effect on the level of the Reference Asset.  In contrast, the markets for the underlying commodities may trade in “contango.”  Contango markets are those in which the prices for the futures contracts are higher in the distant delivery months than in the nearer delivery months.  In this case, the sale of the near-dated contracts would take place at prices that are lower than the purchase prices of the longer-dated contracts, creating negative roll yield and resulting in a smaller quantity of longer-dated futures contracts being purchased for the same value.  With respect to Portfolio Components as to which the Reference Asset is “long,” this would have a negative effect on the level of the Reference Asset; with respect to Portfolio Components as to which the Reference Asset is “short,” this would have a positive effect on the level of the Reference Asset.  We can not assure you that the existence of backwardization or contango markets would not occur at times in which they would have an adverse impact on the level of the Reference Asset.

Some of the Futures Contracts Underlying the Portfolio Components Will Be Subject to Pronounced Risks of Pricing Volatility.

As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities.  Many commodities, like those in the energy and industrial metals sectors, have liquid futures contracts that expire every month.  Therefore, these contracts are rolled forward every month.  Contracts based on certain other commodities, such as agricultural products, tend to have only a few contract months each year that trade with substantial liquidity.  Thus, these commodities, with related futures contracts that expire infrequently, roll forward less frequently than every month, and can have further pronounced pricing volatility during extended periods of low liquidity.  In respect of futures contracts underlying the Portfolio Components that represent energy, it should be noted that due to the significant level of its continuous consumption, limited reserves, and oil cartel controls, energy commodities are subject to rapid price increases in the event of perceived or actual shortages.

The Level of the Reference Asset Will Depend Primarily on the Position of the Portfolio Components, and One or More of Those Positions May Not Reflect the Actual Performance of those Portfolio Components.

The performance of the Reference Asset will depend primarily on the performance of each Portfolio Component and how it is positioned within the Reference Asset.  For example, if all other conditions remain constant, if a particular Portfolio Component is positioned short, a decrease in its level would tend to increase the level of the Reference Asset, while an increase in the value of that Portfolio Component would tend to decrease the level of the Reference Asset.  There can be no assurance that the position determined for each Portfolio Component will be aligned with its future levels.  If a Portfolio Component is out of position in relation to the movements in its level (e.g., a short-positioned Portfolio Component experiences an increase in its level, or a long-positioned Portfolio Component experiences a decrease in its level), there could be a negative impact on the level of the Reference Asset.  Unlike long positions, short positions are subject to unlimited risk of loss, because there is no limit on the amount by which the level of the applicable Portfolio Component may appreciate before the short position is “closed.”  This could adversely affect the value of the Notes and the payment you would receive on the Notes at maturity.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Millenium Long/Short Commodities USD Excess Return Index Due August 27, 2014

The position of each sector is generally determined once per month on a “Portfolio Rebalancing Date.”  If a different date of determination was used, the position taken with respect to each Portfolio Component may be different, and may result in a lower return for the Reference Asset for the relevant month.

The Reference Asset Takes Long, Short and Flat Positions and You Should Not Invest in the Notes if You Have Solely a Bullish or Bearish View of the Portfolio Components.

The Reference Asset takes monthly long, short and flat positions for each Portfolio Component.  Accordingly, the Notes may not be an appropriate investment for you if you anticipate that the Portfolio Components and/or their components will rise only (a “bullish” view) or decline only (a “bearish” view).

The Strategy Underlying the Reference Asset May Not Be Successful.

The Reference Asset’s methodology adjusts the Reference Asset’s exposure to the Portfolio (as defined below) and periodically reallocates the Portfolio Components to maximize the expected performance of the Portfolio, and to a target volatility of the Reference Asset of 10%.  No assurance can be given that the Reference Asset methodology will achieve its goals or that the Reference Asset will outperform any alternative basket or strategy that may be constructed from the Portfolio.  In addition, while the Reference Asset seeks to benefit from the volatility of a diversified portfolio of commodities and to safeguard against intra-month volatility, no assurance can be given that the Reference Asset will achieve its target volatility.  The actual realized volatility of the Reference Asset may be greater or less than 10%.

The Reference Asset methodology is intended to minimize negative roll yield in a contango market and to maximize positive roll yield in a backwardation market.  See “Information Regarding the Reference Asset.”  However, we cannot assure you that the methodology will actually do so.  During the term of the Notes, the Portfolio Components may underperform other indices that measure the value of the underlying commodities and relevant futures contracts.

The Performance of the Reference Asset May Be Lower than the Performance of an Index Based Upon Different Long/Short Pairing Combinations.

The level of the Reference Asset depends on the performance of the Portfolio Components based on the Index Methodology.  There can be no assurance that the long/short pairings resulting from the application of the Index Methodology will perform better than different long/short pairings, methodologies or strategies. For example, if a long/short pairing in the Reference Asset consists of the “enhanced” excess return version of the Portfolio Component, and is short is respective excess return version, the pairing will have a negative effect on the level of the Reference Asset if the “enhanced” version does not outperform the excess return version.

The Exposure of the Reference Asset to the Portfolio Components May Exceed 100%.

The Reference Asset employs a daily risk control mechanism in order to achieve its volatility target of 10%.  This mechanism can potentially increase the exposure of the Reference Asset to the Portfolio Components.  The sum of the positive weightings of the Portfolio Components may substantially exceed 100%, and the sum of the negative weightings of the Portfolio Components may be substantially less than negative 100%.  This factor to a percentage that is significantly less would increase the adverse impact on the level of the Reference Asset if the levels of the Portfolio Components positioned long decline or if the levels of the Portfolio Components positioned short increase.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Millenium Long/Short Commodities USD Excess Return Index Due August 27, 2014

The Method by Which the Reference Asset Is Calculated Includes Features Which May Reduce the Amount Payable on the Notes.

The Reference Asset’s daily risk control mechanism can potentially decrease the exposure of the Reference Asset to the Portfolio Components to a percentage that is less than 100%.  In these situations, if the return of the Reference Asset is positive, the return of the Reference Asset will be less than the return of the Portfolio.  In addition, the methodology of the Reference Asset includes rebalancing and replication costs that reflect the transaction costs that would be incurred in attempting to implement an investment strategy that replicates the Reference Asset.  The rebalancing and replication costs have the effect of reducing the level of the Reference Asset on any given Index Calculation Day (as defined below).  As a result, in order for you to receive a positive return on the Notes, the Portfolio must increase by an amount that offsets the Rebalancing Costs and the Replication Costs. See “Information Regarding the Reference Asset—Methodology—Volatility” and “—Rebalancing and Replication Costs.”

The Reference Asset May be Highly Concentrated in One or More Commodity Sectors.

The commodities underlying the futures contracts included in the Portfolio Components may be concentrated in a specific physical commodity asset class, including energy, base metals, precious metals and agriculture.  An investment in the Notes might increase your exposure to fluctuations in any of the categories included in the Reference Asset.

In addition, the Reference Asset methodology imposes limitations on the exposure to any physical commodity asset class (energy, base metals, precious metals and agriculture).  There can be no assurance that these limitations will reduce the volatility or enhance the performance of the Reference Asset, or that the Reference Asset would not have performed better without these limitations.  In addition, it is likely that the weightings of the Portfolio Components comprising the Reference Asset will shift periodically, so exposure to any asset class cannot be predicted, and a fixed exposure to a particular asset class is unlikely.

The Investment Strategy Used to Construct the Reference Asset Involves Rebalancing and Weighting Limitations that are Applied to the Portfolio Components.

The Portfolio Components included in the Reference Asset are subject to rebalancing and maximum weighting limits.  By contrast, a portfolio that does not rebalance and is not subject to any weighting limits could generate greater compounded gains over time through exposure to a consistently and rapidly appreciating portfolio consisting of the Portfolio Components.

The Performance of the Portfolio Components May Become Highly Correlated and May Adversely Affect the Value of the Notes.

The performance of the Portfolio Components may become highly correlated from time to time during the term of the Notes, including, but not limited to, a period in which there is a substantial decline in a particular sector represented by the Portfolio Components which is positioned long in the Reference Asset and which has a higher weighting in the Reference Asset relative to the other sectors, as determined by the Reference Asset’s methodology.  High correlation during periods of negative returns among the Portfolio Components which are positioned long in the Reference Asset may adversely affect the level of the Reference Asset and the value of the Notes.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Millenium Long/Short Commodities USD Excess Return Index Due August 27, 2014

Changes that Affect the Reference Asset or the Portfolio Components Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity.

The policies of the Index Sponsor and the Portfolio Component sponsors concerning the calculation of the Reference Asset or the level of a Portfolio Component; additions, deletions or substitutions of the components of the applicable index and the manner in which changes affecting those components may be reflected in the index, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity.  The amount payable on the Notes and their market value could also be affected if the Index Sponsor or any Portfolio Component sponsor changes these policies, for example, by changing the manner in which it calculates the applicable index, or if the Index Sponsor or any Portfolio Component sponsor discontinues or suspends calculation or publication of the applicable index, in which case it may become difficult to determine the market value of the Notes.  If events such as these occur, or if the level of the Reference Asset is not available on the Valuation Date because of a market disruption event or for any other reason and no successor index is selected, the Calculation Agent may determine the level of the Reference Asset — and thus the amount payable at maturity — in a manner it considers appropriate, in its sole discretion.

We Have No Affiliation with the Index Sponsor or any Portfolio Component sponsor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor or any Portfolio Component sponsor.

None of the Index Sponsor and the Portfolio Component sponsors is an affiliate of ours or will be involved in the offering of the Notes in any way.  Consequently, we have no control of the actions of the Index Sponsor or any Portfolio Component sponsor, including any actions of the type that would require the Calculation Agent to adjust the payment to you at maturity.  None of the Index Sponsor and the Portfolio Component sponsors has any obligation of any sort with respect to the Notes.  Thus, none of the Index Sponsor and the Portfolio Component sponsors has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes.  None of our proceeds from the issuance of the Notes will be delivered to the Index Sponsor or the Portfolio Component sponsors, except to the extent that we are required to pay the Index Sponsor licensing fees with respect to the Reference Asset.

Publicly Available Information on the Reference Asset is Limited.

The Reference Asset is a proprietary index developed by the Index Sponsor.  Other than certain information relating to the Reference Asset provided by the Index Sponsor on its website and the closing levels published by Bloomberg L.P., there is no information on the Reference Asset that is publicly available.  Although the closing levels of the Reference Asset, as calculated by BNP Paribas Arbitrage SNC, an affiliate of the Index Sponsor (the “Index Calculation Agent”), are published by Bloomberg L.P., neither we, our affiliates nor Bloomberg L.P. will publish any information on the composition, method of calculation or rebalancing of the Reference Asset.  Any such information will only be available through the Index Sponsor.  The disclosure in this terms supplement regarding the Reference Asset has been provided by the Index Sponsor, but the Index Sponsor has not provided or reviewed any other disclosure in this terms supplement or any other information regarding the Notes.

Any prospective purchaser of the Notes should discuss the Reference Asset with its financial and other advisors and make any inquiry or undertake any independent investigation with respect to the Reference Asset, the Portfolio Components and the futures contracts included in the Portfolio Components as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Millenium Long/Short Commodities USD Excess Return Index Due August 27, 2014

The Policies of the Exchanges on Which the Futures Contracts Included in the Portfolio Components Trade Are Subject to Change In a Manner Which May Reduce the Value of the Notes.

The policies of the exchanges on which the futures contracts included in the Portfolio Components trade (the “Exchanges”) concerning the manner in which the prices of those contracts are calculated may affect their prices.  None of the Exchanges is our affiliate, and we have no ability to control or predict the actions of any Exchange.  An Exchange may also from time to time change its rules or bylaws or take emergency action under its rules.  An Exchange may discontinue or suspend calculation or dissemination of information relating to the futures contracts.  Any such actions could affect their prices and the level of the Reference Asset, and therefore, the value of the Notes.

The Reference Asset Has Limited Historical Information.

The Reference Asset was launched on October 1, 2008.  The Index Sponsor has published limited information about how the Reference Asset would have performed had it been calculated in the past.  However, certain historical information used in calculating the Reference Asset was not available to the Index Calculation Agent in determining the hypothetical historical values.  The Index Sponsor and the Index Calculation Agent do not guarantee the accuracy of the historical performance.  Because the Reference Asset is of recent origin and limited historical performance data exists with respect to it, your investment in the Notes may involve a greater risk than investing in securities linked to one or more commodity indices with an established record of performance.  A longer history of actual performance may have been helpful in providing more reliable information on which to assess the Reference Asset in making your investment decision.

The Reference Asset Is an Excess Return Index, and Not a Total Return Index.

The Reference Asset reflects the returns that are potentially available through an investment in the Portfolio Components.  In contrast, other commodities indices are total return indices which, in addition to reflecting the same returns of the relevant commodity assets, also reflect interest that could be earned on cash collateral invested in U.S. Treasury bills.  Because the Notes are linked to an excess return index, the return from an investment in the Notes will not reflect this type of total return feature.

The Business Activities of the Index Sponsor or its Affiliates May Create Conflicts of Interest.

The Index Sponsor and its affiliates may from time to time engage in transactions involving the Reference Asset, the Portfolio Components or their underlying components for their proprietary accounts and for accounts under their management.  These transactions may have a negative effect on the value of the Portfolio Components or their underlying components and, therefore, the level of the Reference Asset.  In engaging in these transactions, none of the Index Calculation Agent, the Index Sponsor or any of their affiliates is under any obligation to act in the interests of us or the owners of the Notes.

As a result of these transactions, the Index Sponsor may have a short exposure to the Reference Asset, and conflicts of interest may exist between you and the Index Sponsor and its affiliates.  In addition, the Index Calculation Agent, the Index Sponsor and their affiliates may issue derivative instruments in respect of the Reference Asset, the Portfolio Components or their underlying components, and the introduction of these products into the marketplace may adversely affect the level of the Reference Asset and the value of the Notes.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Millenium Long/Short Commodities USD Excess Return Index Due August 27, 2014

INFORMATION REGARDING THE REFERENCE ASSET

General

The Reference Asset was developed by the Index Sponsor.  The Reference Asset aims to generate positive returns by tracking the return of a hypothetical long/short portfolio of physical commodity assets (the “Portfolio”).  The Reference Asset is flat or long the “enhanced” excess return version of each Portfolio Component (as defined below) and is generally flat or short its respective excess return Portfolio Component, as described in the section
“—Index and Portfolio Composition.”

The Index methodology (the “Index Methodology”) adjusts on a daily basis the Reference Asset’s long/short exposure to the Portfolio and periodically reallocates the Portfolio Components in an effort to maximize the expected performance of the Reference Asset given a target volatility of 10%.

The Portfolio is denominated in USD, and is made up of as many as 35 different underlying physical commodity indices (each a “Portfolio Component” and together the “Portfolio Components”).  Each Portfolio Component is an excess return commodity index based on rolling individual commodity futures contracts.  The Portfolio is a synthetic portfolio (or basket of Portfolio Components) because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest.

Long/short investment strategies include both long and short positions.  Long positions involve owning commodities (or related futures contracts), which means that the investor’s portfolio will generally benefit if the prices of the applicable commodities rise and will be negatively affected if the prices of those commodities decline.  Conversely, the holding of short positions involves selling commodities (or related futures contracts), which later must be purchased; a portfolio will generally benefit if the prices of the applicable commodities decline and will be negatively affected if the prices of those commodities rise.  Shorting commodities increases an investor’s risk due to the potential for large losses if the prices of such commodities continue to rise.  The Reference Asset reflects the rebalancing of being (i) flat or long the “enhanced” excess return version of each Portfolio Component, (ii) short, flat or long the DCI 3m Lead excess return Portfolio Component, DCI Live Cattle excess return Portfolio Component, and DCI Gold excess return Portfolio Component (each as described below), and (iii) flat or short the remaining excess return Portfolio Components.  Effectively, we anticipate that a particular allocation to a Portfolio Component will have a positive impact on the level of the Reference Asset if, for example:

•	the Reference Asset is long the “enhanced” excess return version of the Portfolio Component and flat its respective excess return version as the level of each of these Portfolio Components increases;

•
the Reference Asset is flat the “enhanced” excess return version of the Portfolio Component and short its respective excess return version as the level of each of these Portfolio Components decreases; and

•
the Reference Asset is long the “enhanced” excess return version of the Portfolio Component and short its respective excess return as the “enhanced” excess return version outperforms its respective excess return version.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Millenium Long/Short Commodities USD Excess Return Index Due August 27, 2014

The Portfolio Components are reallocated once a month on Portfolio Rebalancing Days (as defined below) based on the Efficient Frontier Theory (as discussed below under “—Index Methodology”).  The Efficient Frontier Theory is a strategy that seeks to combine assets that are not correlated into a given investment portfolio, in an effort to lower portfolio risk while generating a positive return.  On each Portfolio Rebalancing Day, the weighting of the Portfolio Components is determined based on the combination of Portfolio Components that are expected under the Index Methodology to generate the maximum performance, with an annualized target volatility of 10%.  This weighting is based on the historical performance and volatility of the Portfolio Components, and the process is described below under “—The Index Methodology—Allocation Methodology.”  Once the composition of the Portfolio is determined, the Index Methodology may, on any Index Calculation Day before the next Portfolio Rebalancing Day, reduce exposure to the Portfolio in the event that its volatility is greater than 10%.  Any such reduction in the exposure to the Portfolio will have the effect of reducing the sensitivity of the level in the Reference Asset to changes in the Portfolio performance.  Therefore, the level of the Reference Asset depends on both the current exposure of the Reference Asset to the Portfolio, as well as on the performance of the Portfolio after adjusting for certain costs.  The Portfolio Components and these costs are described further under “—Index and Portfolio Composition.”

No assurance can be given that the Index Methodology will achieve its goals or that the Reference Asset will outperform any alternative basket or strategy that might be constructed from the Portfolio, the Portfolio Components or any other commodities.  In addition, while the Reference Asset seeks to benefit from the volatility of a diversified portfolio of commodities and to reduce the impact of intra-month volatility, no assurance can be given that the Reference Asset will achieve its volatility target of 10%.  The actual realized volatility of the Reference Asset may be greater or less than 10%.

The Index Methodology imposes limitations on the exposure of the Portfolio to four categories of physical commodity asset classes: energy, base metals, precious metals and agriculture (each a “Category”).  There can be no assurance that these limitations will reduce volatility or enhance the performance of the Reference Asset, or that the Reference Asset would not have performed better without such limitations.  In addition, it is likely that the weighting of the Categories comprising the Reference Asset will shift periodically; as a result, exposure of the Reference Asset to any Category cannot be predicted and a fixed exposure to a particular Category is unlikely.

The closing levels of the Reference Asset are published by Bloomberg L.P. under the symbol “BNPIMCUE <Index>.”  The level of the Reference Asset is calculated to four decimals. BNP Paribas Arbitrage SNC, an affiliate of the Index Sponsor, is the “Index Calculation Agent” and provides the closing levels of the Reference Asset for each Index Calculation Day to Bloomberg L.P.  The Index Calculation Agent began calculating the level of the Reference Asset on October 1, 2008, based on an initial value of 100 on August 3, 2000.  For the period from and including August 3, 2000 to October 1, 2008, the Index Calculation Agent calculated the closing levels of the Reference Asset by applying the Index Methodology to the actual levels of the Portfolio Components, as reported by Bloomberg L.P.

Other than certain information relating to the Index Methodology provided by the Index Sponsor on its website and the closing levels published by Bloomberg L.P., there is no information on the Reference Asset that is publicly available.  Although the closing levels of the Reference Asset, as calculated by the Index Calculation Agent, are reported in Bloomberg L.P., neither BNP Paribas nor its affiliates nor Bloomberg L.P. will publish any information on the composition, method of calculation or rebalancing of the Reference Asset.  Any such information will only be available through the Index Sponsor, and certain information relating to the Index Methodology is provided by the Index Sponsor on its website at http://eqdpo.bnpparibas.com (which website is not incorporated into and is not a part of this document).  All disclosures contained in this document regarding the Reference Asset have been provided by the Index Sponsor for informational purposes only.

Any prospective purchaser of the Notes should discuss the Reference Asset with its financial and other advisors and make any due diligence inquiry or undertake any independent investigation with respect to the Reference Asset, the Portfolio Components and the futures contracts underlying the Portfolio Components as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Millenium Long/Short Commodities USD Excess Return Index Due August 27, 2014

Index and Portfolio Components

The Portfolio Components are comprised of 35 physical commodity indices diversified across the four commodity Categories.  Each commodity index is comprised of futures contracts on the applicable commodities.  The commodity indices reflect the return associated with the change in prices of the underlying futures contracts together with the “roll yield” (as discussed below) associated with these futures contracts (the price changes of the futures contract and the roll yield, taken together, constitute the “excess return” reflected by the Reference Asset).

Contracts on physical commodities are traded on regulated futures exchanges, in the over-the-counter market and on various types of physical and electronic trading facilities and markets.  As of the date of this terms supplement, all of the contracts included in the Portfolio Components are exchange-traded futures contracts.  An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price.  A futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is described as “short”) and acquired by the purchaser (whose position is described as “long”) or in which the cash settlement amount is to be made.

Unlike equities, which typically entitle the holder to a continuing stake in a corporation, and unlike owning a physical commodity directly, a commodity futures contract is typically an agreement to buy a specified amount of the underlying physical commodity at a predetermined price during a stated delivery period. The DCI® BNP Paribas Enhanced Excess Return indices and the DCI® Excess Return indices included in the Portfolio Components are comprised of commodity futures contracts. As a result, these indices must be managed according to a set of rules to ensure that they do not take physical delivery of the underlying commodities. As the futures contracts included in these indices approach their settlement dates, they are replaced by similar contracts that have a later expiration (i.e., the levels of the indices are calculated as if the near-dated futures contracts are sold and the proceeds from those sales are used to purchase longer-dated futures contracts of equivalent value). This process is referred to as “rolling.” The DCI® BNP Paribas Enhanced Excess Return indices and the DCI® Excess Return indices differ from each other in the way the futures contracts are selected during this rolling process. The DCI® BNP Paribas Enhanced Excess Return indices roll to different maturities, while the DCI® Excess Return indices roll only to the next futures contract. See “—Portfolio Components.” All of the futures contracts included in any Portfolio Component will be deemed to be rolled before their respective maturities into longer-dated futures contracts.

Roll yield is created during the roll process from the differences in price between the near-dated futures contracts and the longer-dated futures contracts. As illustrated below, the “futures curve” is a hypothetical curve created by plotting the prices of futures contracts for an underlying commodity.  When longer-dated contracts have lower prices than near-dated contracts and spot prices, the market is in backwardation, represented by a downward sloping futures curve, and positive roll yield is created when higher priced near-dated futures contracts are sold to purchase lower priced longer-dated futures contracts.  When the opposite is true and longer-dated futures contracts have higher prices, the market is in contango, represented by an upward sloping futures curve, and negative roll yield results from the sale of lower priced near-dated futures contract to purchase higher priced longer-dated futures contracts. There is no indication that the markets for the commodities underlying the Portfolio Components will consistently be in backwardation or in contango markets.  During some periods, several of the commodities underlying the Portfolio Components have historically traded in contango markets.  See “Additional Risk Factors— Higher or Lower Future Prices of the Futures Contracts Included in the Portfolio Components Relative to their Current Prices May Decrease the Payment at Maturity and the Value of the Notes.”

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Millenium Long/Short Commodities USD Excess Return Index Due August 27, 2014

The chart below shows examples of downward and upward sloping futures curves. However, no assurance can be given as to the extent to which the level of the Reference Asset will reflect any positive or negative roll yield during the term of the Notes.

Examples of Downward and Upward Sloping Futures Curves

The DCI® BNP Paribas Enhanced Excess Return Indices roll to different maturities while the DCI® Excess Return Indices roll only to the next futures contract

Table 1 below lists the Portfolio Components, its ticker or screen where its level can be found, and its respective Category.

Table 1: Portfolio Components

Portfolio Components	Bloomberg Ticker (Official Source)	Category
DCI Corn BNP Paribas Enhanced ER	DCIBCER	Agriculture
DCI Cotton BNP Paribas Enhanced ER	DCIBCTER	Agriculture
DCI Sugar BNP Paribas Enhanced ER	DCIBSBER	Agriculture
DCI Soybeans BNP Paribas Enhanced ER	DCIBSER	Agriculture
DCI Wheat BNP Paribas Enhanced ER	DCIBWER	Agriculture
DCI Aluminum BNP Paribas Enhanced ER	DCIBLAER	Base Metals
DCI Nickel BNP Paribas Enhanced ER	DCIBLNER	Base Metals
DCI Copper BNP Paribas Enhanced ER	DCIBLPER	Base Metals
DCI Zinc BNP Paribas Enhanced ER	DCIBLXER	Base Metals
DCI Crude Oil BNP Paribas Enhanced ER	DCIBCLER	Energy
DCI Brent BNP Paribas Enhanced ER	DCIBCOER	Energy
DCI Heating Oil BNP Paribas Enhanced ER	DCIBHOER	Energy
DCI Natural Gas BNP Paribas Enhanced ER	DCIBNGER	Energy

Portfolio Components	Bloomberg Ticker (Official Source)	Category
DCI Gas Oil BNP Paribas Enhanced ER	DCIBQSER	Energy
DCI RBOB BNP Paribas Enhanced ER	DCIBXBER	Energy
DCI Silver BNP Paribas Enhanced ER	DCIBSIER	Precious Metals
DCI Corn ER	DCI CER	Agriculture
DCI Cotton ER	DCI CTER	Agriculture
DCI Live Cattle ER	DCI LCER	Agriculture
DCI Sugar ER	DCI SBER	Agriculture
DCI Soybeans ER	DCI SER	Agriculture
DCI Wheat ER	DCI WER	Agriculture
DCI 3M Aluminum ER	DCI AHER	Base Metals
DCI 3M Copper ER	DCI CAER	Base Metals
DCI 3M Lead ER	DCI LEER	Base Metals
DCI 3M Nickel ER	DCI NIER	Base Metals
DCI 3M Zinc ER	DCI ZSER	Base Metals
DCI Crude Oil ER	DCI CLER	Energy
DCI Brent ER	DCI COER	Energy
DCI Heating Oil ER	DCI HOER	Energy
DCI Natural Gas ER	DCI NGER	Energy
DCI Gas Oil ER	DCI QSER	Energy
DCI RBOB ER	DCI XBER	Energy
DCI Gold Excess Return	DCI GCER	Precious Metals
DCI Silver ER	DCI SIER	Precious Metals

An “Index Calculation Day” is a Scheduled Index Calculation Day which is not a Disrupted Day (each as defined below).

A “Portfolio Computation Day” is every third Friday of each month, provided that if such third Friday is not an Index Calculation Day, the Portfolio Computation Day will be the first following Index Calculation Day.

A “Portfolio Rebalancing Day” is the second Index Calculation Day after a Portfolio Computation Day.

A “Scheduled Index Calculation Day” is any day on which banks are open for business in New York and London.

A “Disrupted Day” is any Scheduled Index Calculation Day on which an Index Market Disruption Event is deemed to have occurred, as described in the section “—Index Market Disruption Events.”

The reference level of the Portfolio Components on any Index Calculation Day will be the official closing level as published by Bloomberg.  In the event that any official closing level is not published by Bloomberg, it may be ascertained from another source as the Index Calculation Agent may deem appropriate.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Millenium Long/Short Commodities USD Excess Return Index Due August 27, 2014

The Index Methodology

The Reference Asset aims to generate positive returns by tracking the return of a long/short portfolio of commodity assets using an optimization process.  The optimization process aims to maximize the Reference Asset target return, while controlling its volatility.  Furthermore, the process is based on an optimization technique based on the Capital Asset Pricing Model (CAPM) and Modern Portfolio Theory to determine the positive or negative weight allocation to each Portfolio Component, as further described below.

The Capital Asset Pricing Model provides a prediction of an asset’s expected return based on its risk, given certain assumptions.  It is based on the principle that investors can eliminate some risk to the value of their investment portfolio by holding a diversified group of assets.

The Modern Portfolio Theory suggests how rational investors would build their portfolio in order to best meet their risk and return objectives.  For example, if an investor was comfortable with a certain risk level, a rational investor would select the portfolio that maximizes the return associated with that risk level.

Calculation of the Closing Level of the Reference Asset

On each Index Calculation Day, the Index Calculation Agent will calculate the closing levels of the Reference Asset based on the Index Methodology.  Specifically, on any Index Calculation Day, the closing level of the Reference Asset will be calculated by the Index Calculation Agent by reference to the closing level of the Reference Asset on the preceding Index Calculation Day, the Portfolio value and the exposure to the Portfolio (the “Portfolio Exposure”).  The closing level of the Reference Asset will track the returns of a strategy that offers, for that day, this Portfolio Exposure.

Rebalancing and Replication Costs

The Rebalancing Costs represent the costs incurred when the Index Methodology results in a change in the exposure of the Portfolio to any Portfolio Components.  Rebalancing Costs, while incurred on each Portfolio Rebalancing Day, are accrued and deducted from the value of the Portfolio on each Index Calculation Day to determine the Portfolio Value.  On each Index Calculation Day, the Rebalancing Costs that are accrued for the Portfolio are calculated based on the Rebalancing Costs associated with the Portfolio of 0.50% (per annum, assuming a 360 day year), the Portfolio Value on the immediately preceding Portfolio Rebalancing Day, as well as the number of calendar days that have elapsed since the preceding Portfolio Rebalancing Day.  This cost is applied to the entire Portfolio.

The Replication Costs represent the costs relating to obtaining either a long or a short exposure to the Portfolio Components.  Replication Costs are deducted from the value of the Portfolio to determine the Portfolio value.  On each Index Calculation Day, the accrued Replication Cost for each Portfolio Component will be determined by the absolute or positive value of the Portfolio Component in the Portfolio, the number of calendar days that have elapsed since the preceding Portfolio Rebalancing Day, and the Replication Costs associated with the Portfolio Component of 0.90% (per annum, assuming a 360 day year).  The Replication Costs for each Portfolio Component will increase if the absolute or positive value of the Portfolio Components in the Portfolio increases.  Thus, the more exposure that the Portfolio has to a given Portfolio Component, the more impact the Replication Costs will have on the overall Portfolio value.  The Replication Costs of the Portfolio equal the sum of the Replication Costs for each Portfolio Component.

The level of the Portfolio and hence, the closing level of the Reference Asset, will be lower once the Rebalancing and Replication Costs are deducted than it would be without their deductions.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Millenium Long/Short Commodities USD Excess Return Index Due August 27, 2014

Portfolio Components

On each Portfolio Rebalancing Day, the Index Calculation Agent will calculate the number of units of each Portfolio Component that the Portfolio comprises, by taking the product of (i) the weight of the Portfolio Component as adopted on the preceding Portfolio Computation Day based on the allocation methodology described below (the “Allocation Methodology”) to (ii) the ratio of the Portfolio value on the Portfolio Rebalancing Day to the value of the Portfolio Component on the Portfolio Rebalancing Day. The Index Calculation Agent will not take into account changes that may have occurred to the composition of the Portfolio after the applicable Portfolio Rebalancing Day.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Millenium Long/Short Commodities USD Excess Return Index Due August 27, 2014

The Monthly Allocation Methodology

The Monthly Allocation Methodology establishes the weights for each Portfolio Component included in the Portfolio.  The Monthly Allocation Methodology aims to maximize the returns of the Portfolio given an annualized volatility of 10%.

The Monthly Allocation Methodology occurs on each Portfolio Computation Day in four steps, each of which is described in more detail below:

1.	On each Portfolio Computation Day, the Index Calculation Agent performs consistency checks in order to produce Modified Weight Constraints.

2.
Based on these Modified Weights Constraints, the Index Calculation Agent creates a number of potential portfolios (each a “Potential Portfolio”), each defined by the weight of the Portfolio Components in the Portfolio.  Each Potential Portfolio is subject to limitations on the weighting of the Portfolio Components and on limitations on the weighting of each Category.  In addition, the Monthly Allocation Methodology limits the amount of change in the weighting of Portfolio Components.

3.	Then, the “Return” and “Volatility” are calculated for each Potential Portfolio.

4.	From the Potential Portfolios, the Calculation Agent will extract the Portfolio.

Step 1: Consistency Checks

(a)	Limitation on Weighting of Portfolio Components

In order to maintain the diversification of the Portfolio Components, the weight of each Portfolio Component within each Potential Portfolio is subject to a modified Maximum Weight and a modified Minimum Weight.  The modified Maximum and Minimum Weights for each Portfolio Component are calculated on each Index Calculation Day based on the Maximum and Minimum Weight, as defined in Table 2 below, and the Positive and Negative Weighted Sums, as defined below, of the Portfolio Components as follows:

•
If the Positive Weighted Sum of the Portfolio Component is greater than 0.5, then the modified Maximum Weight will be equal to the Maximum Weight.  Otherwise, the modified Maximum Weight will be equal to 0.

•
If the Negative Weighted Sum of the Portfolio Component is greater than 0.5, then the modified Minimum Weight will be equal to the Minimum Weight.  Otherwise, the modified Minimum Weight will be equal to 0.

(b)	Determination of the Positive and Negative Weighted Sums

The Positive preceding and Negative Weighted Sums measure how consistently each Portfolio Component has produced, over the preceding 12 months, positive or negative historical returns, respectively.  They are designed to overweight the performance of more recent periods, as calculated and described below.

Over the 12 periods comprised of 22 Index Calculation Days that precede the applicable Portfolio Computation Day, the performance indicator of each Portfolio Component is computed as the performance of the Portfolio Component over this period.  Thus, for each Portfolio Component, 12 performance indicators are computed.  These periods are numbered from 0 to 1, with period 0 being the period closest to the Portfolio Computation Day as described below.

For each period, if the performance indicator for that period is greater than 1, the positive value for this period will be 1 and the negative value will be 0.  If the performance indicator for that period is less than 1, the positive value for this period will be 0 and the negative value will be 1.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Millenium Long/Short Commodities USD Excess Return Index Due August 27, 2014

The “Positive Weighted Sum” will be the exponentially weighted average of the positive values, using a half-life of 0.120293.

The “Negative Weighted Sum” will be the exponentially weighted average of the negative values, using a half-life of 0.120293.

Table 2: Maximum and Minimum Weights for Each Portfolio Component

Portfolio Component	Minimum Weight	Maximum Weight
Always Flat or Long
DCI Crude Oil BNP Paribas Enhanced ER	0%	10%
DCI Natural Gas BNP Paribas Enhanced ER	0%	10%
DCI Brent BNP Paribas Enhanced ER	0%	10%
DCI Heating Oil BNP Paribas Enhanced ER	0%	10%
DCI RBOB BNP Paribas Enhanced ER	0%	10%
DCI Gas Oil BNP Paribas Enhanced ER	0%	10%
DCI Copper BNP Paribas Enhanced ER	0%	10%
DCI Aluminum BNP Paribas Enhanced ER	0%	10%
DCI Zinc BNP Paribas Enhanced ER	0%	10%
DCI Nickel BNP Paribas Enhanced ER	0%	10%
DCI Silver BNP Paribas Enhanced ER	0%	10%
DCI Corn BNP Paribas Enhanced ER	0%	10%
DCI Wheat BNP Paribas Enhanced ER	0%	10%
DCI Sugar BNP Paribas Enhanced ER	0%	10%
DCI Cotton BNP Paribas Enhanced ER	0%	10%
DCI Soybeans BNP Paribas Enhanced ER	0%	10%
Can be Short, Flat or Long (1)
DCI 3m Lead ER	-10%	10%
DCI Live Cattle ER	-10%	10%
DCI Gold ER	-10%	10%
Portfolio Component	Minimum Weight	Maximum Weight
Always Short or Flat
DCI Crude Oil ER	-10%	0%
DCI Natural Gas ER	-10%	0%
DCI Brent ER	-10%	0%
DCI Heating Oil ER	-10%	0%
DCI RBOB ER	-10%	0%
DCI Gas Oil ER	-10%	0%
DCI 3m Copper ER	-10%	0%
DCI 3m Aluminum ER	-10%	0%
DCI 3m Zinc ER	-10%	0%
DCI 3m Nickel ER	-10%	0%
DCI Silver ER	-10%	0%
DCI Corn ER	-10%	0%
DCI Wheat ER	-10%	0%
DCI Sugar ER	-10%	0%
DCI Cotton ER	-10%	0%
DCI Soybeans ER	-10%	0%

(1) These Portfolio Components can be short, flat or long because there is no corresponding enhanced version of the Index. In addition, there is no "enhanced" version of the DCI3m and DCI Live Cattle ER because there is only one contract that is sufficiently liquid for purposes of inclusion in the index.

Step 2: Portfolio Formation

(a)	Limitation on Weighting of Categories

The Monthly Allocation Methodology limits the exposure to the Agriculture Category based on the aggregate weight of all of the Portfolio Components belonging to that Category, as set out in Table 3 below. The Monthly Allocation Methodology also limits the exposure of all the Categories combined, as set forth in the table.

Table 3: Maximum and Minimum Weights for each Category

Category	Minimum Weight	Maximum Weight
Agriculture	-33.33%	+33.33%
All Categories Combined	-100%	+100%

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Millenium Long/Short Commodities USD Excess Return Index Due August 27, 2014

(b)	Limitation on Percentage Change for Each Rebalancing

The Monthly Allocation Methodology also limits the maximum difference between the weight of each individual Portfolio Component comprising the Potential Portfolios and the weight of the Portfolio Components comprising the Portfolio adopted on the preceding Portfolio Rebalancing Day.  This limitation sets the maximum weight change for all Portfolio Components at 100%.  The Index Calculation Agent will not take into account changes that may have occurred to the composition of the Portfolio after the applicable Portfolio Rebalancing Day.

Step 3: Calculation of Return and Volatility

For each Potential Portfolio satisfying the above limitations, the Index Calculation Agent computes the expected volatility and performance of the Potential Portfolio by examining the performance of the Potential Portfolio and the volatility of the performance of the Potential Portfolio.  The performance of the Potential Portfolio is calculated as the return of the Potential Portfolio from the day that is 88 Index Calculation Days before the Portfolio Computation Day to the Portfolio Computation Day.

The expected volatility of the performance is measured by computing, over a period of 264 Index Calculation Days, the performance of each Potential Portfolio based on 260 five-day periods.  The expected volatility of the Portfolio is the volatility of these 260 five-day periods.

Step 4: Portfolio Selection

All the Potential Portfolios with an expected volatility of above 10% will be discarded.  Out of the remaining Potential Portfolios, the Potential Portfolio with the highest expected performance will be the Portfolio that is adopted on the Portfolio Rebalancing Day.

The Monthly Allocation Methodology is based on the assumption that the expected future returns and risk of each Potential Portfolio will be reflected by the past returns and risk of each Potential Portfolio.  However, there can be no guarantee that past performance will apply to the future and the Portfolio selected may not be the best performing Portfolio in the future.  In addition, the return and volatility computations do not take into account the Rebalancing Costs and Replication Costs.  The Potential Portfolio is selected without taking the Rebalancing Costs and Replication Costs into account.  If these costs were factored in prior to the selection of the Potential Portfolio, it is possible that a different Potential Portfolio would have been selected.  Therefore, the selected Potential Portfolio may not have been the best Potential Portfolio if such costs were included.

Daily Risk Control Mechanism

On each Index Calculation Day, the Index Calculation Agent determines the exposure of the Reference Asset to the Portfolio based on the Expected Portfolio Volatility.  The “Expected Portfolio Volatility” is equal to the volatility of the daily performance of the Portfolio for the prior 20 Index Calculation Days.

The Portfolio exposure is decreased if the Expected Portfolio Volatility increases intra-month between Portfolio Computation Days, in order to reduce the Expected Portfolio Volatility, after adjusting for a lower exposure, to the target volatility of 10%.  The decrease in exposure occurs whenever the expected Portfolio volatility reaches an integral value (i.e., any round number above 10) above 10%.

The Portfolio exposure is increased only if the Expected Portfolio Volatility on Portfolio Computation Days is below the target volatility of 10% in order to increase the Expected Portfolio Volatility, after adjusting for a higher exposure, to the target volatility of 10%, subject to a maximum exposure to the Portfolio of 150%.  The increase in exposure occurs only if the expected Portfolio volatility reaches an integral value (i.e., any round number below 10) on a Portfolio Rebalancing Day.  No changes occur if the expected Portfolio volatility is below 10% on an Index Calculation Day that is not a Portfolio Rebalancing Day.

RBC Capital Markets, LLC

Commodity Linked Notes Linked to the BNP Paribas Millenium Long/Short Commodities USD Excess Return Index Due August 27, 2014

The exposure of the Reference Asset to the Portfolio impacts the closing level of the Reference Asset.  If the exposure is less than 100%, the positive return of the Reference Asset will be less than any positive return of the Portfolio.  If the exposure is greater than 100%, the positive return of the Reference Asset will be greater than any positive return of the Portfolio.

Periodic Adjustment of the Reference Asset

Any adjustment or event affecting the Reference Asset will be published on the Index Sponsor’s website http://eqdpo.bnpparibas or in any other similar manner by the Index Sponsor as soon as practicable.

In any other case not expressly covered in this terms supplement, periodic adjustments will comply with the principles set out this Index Methodology and aim to preserve the economics of the Reference Asset.

Index Market Disruption Events

If the Index Calculation Agent determines that an Index Market Disruption Event occurs in respect to any of the Portfolio Components on a day that would otherwise have been an Index Calculation Day, then that day will be deemed a Disrupted Day and will not be an Index Calculation Day.  However, an indicative or estimated level for the Reference Asset will be calculated by the Calculation Agent using the last available information available for the Portfolio Components.  If an Index Market Disruption Event occurs for a period exceeding 20 calendar days, the Index Sponsor will terminate the Reference Asset and the Index Calculation Agent will permanently discontinue its calculation and publication

An Index Market Disruption Event means the occurrence or existence of (i) a Price Source Disruption, (ii) a Trading Disruption, (iii) a Disappearance of the Level of the Index, or (iv) an Index Component Disruption Event, each as defined below, as to any Portfolio Component.

“Price Source Disruption” means (i) the failure of the Price Source to announce or publish the level of the Portfolio Component (or information necessary for determining the level of the Portfolio Component) or (ii) the temporary or permanent discontinuance or unavailability of the Price Source.

“Trading Disruption” means the material suspension of, or the material limitation imposed on, trading in the relevant commodities or commodity futures contracts included in the Portfolio Component on the relevant exchange, or the material suspension of, or the material limitation imposed on any additional futures contracts, options contracts or commodities on any exchange, as determined by the Index Calculation Agent.

“Disappearance of the Level of the Index” means (i) the permanent discontinuation of trading in the relevant commodities or commodity futures contracts included in the Portfolio Component on the relevant exchange, (ii) the disappearance of, or trading in, the relevant commodities or commodity futures contracts included in the Portfolio Component, or (iii) the disappearance or permanent discontinuance or unavailability of the level of the Portfolio Component, notwithstanding the availability of the related Price Source or the status of trading in the relevant commodities or commodity futures contracts included in the Portfolio Component.

“Index Component Disruption Event” means (i) the price for the futures contracts used by the Price Source to calculate the level of the Portfolio Component is not a price published by the usual exchange or Price Source, but is a price determined by the Price Source or (ii) the level of the Portfolio Component published by the Price Source includes, or is derived from, the price of futures contracts that, in the opinion of the Index Calculation Agent, has been calculated or published subject to a market disruption or similar event, or otherwise not in accordance with the usual, then-current method used by such exchange or Price Source.

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“Price Source” means the publication (or such other origin of reference, including an exchange) containing, or reporting, the level of the Portfolio Component (or prices from which the level of the Portfolio Component is calculated).

Extraordinary Events

If an Extraordinary Event (as defined below) occurs or is occurring with respect to any Portfolio Component, the Index Sponsor may take any of the actions as described under “—Adjustments” below.

With respect to the Portfolio Components, an Extraordinary Event means (i) that the relevant index sponsor of a Portfolio Component permanently cancels the Portfolio Component and no successor index exists, or (ii) the occurrence or existence of a (x) Portfolio Component Modification Event, (y) Portfolio Component Disruption Event or (z) Successor Portfolio Component Event, as defined below.

“Portfolio Component Modification Event” means that the relevant index sponsor of a respective Portfolio Component announces that it will make a material change in the formula for, or method of calculating, that Portfolio Component, or in any other way materially modifies the Portfolio Component (other than a modification prescribed in the formula or method to maintain that Portfolio Component in the event of changes in constituent index components or other routine events) such as a material change in the Portfolio Component that makes it impossible for a hypothetical investor to invest in the Portfolio Component.

“Portfolio Component Disruption Event” means that the index sponsor of a respective Portfolio Component fails to calculate and announce the level of the relevant Portfolio Component.

“Successor Portfolio Component Event” means that a respective Portfolio Component is replaced by a successor index using, in the judgment of the Index Calculation Agent, the same or a substantially similar formula and method of calculation for the Portfolio Component.  If such event occurs, then that successor index will be deemed to be the Portfolio Component.

Adjustments

If the Index Calculation Agent determines, in good faith and a commercially reasonable manner, that there is an occurrence or existence of an Extraordinary Event, then the Index Calculation Agent may take any of the following actions with the aim of maintaining the objective of the Reference Asset:

(i)
the Index Calculation Agent may replace one or more Portfolio Components with successor Portfolio Components that it determines, in good faith and a commercially reasonable manner, are appropriate substitutes for the Portfolio Components being replaced;

(ii)
the Index Calculation Agent may calculate the Reference Asset level using, in lieu of a published level for that Portfolio Component, the level for that Portfolio Component as of that Index Calculation Day as determined by the Index Calculation Agent in accordance with the formula for and method of calculating that Portfolio Component last in effect prior to that change, but using only those components that comprised that Portfolio Component immediately prior to that change; or

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(iii)
the Index Calculation Agent may exclude one or more Portfolio Components from the Reference Asset and recalculate the weight of the Portfolio Components remaining in the Portfolio so that the sum of the aggregate weight of all such Portfolio Components equals 100%. With respect to the replacement of one or more Portfolio Components, the weight assigned to each successor Portfolio Component will generally be equal to the weight of the Portfolio Component that it is replacing; however, the Index Calculation Agent may assign a different weight to a successor Portfolio Component if it determines, in good faith and a commercially reasonable manner, that doing so is appropriate to maintain the objective of the Reference Asset. With respect to the exclusion of one or more Portfolio Components, the weight of the Reference Asset’s remaining Portfolio Components will be adjusted accordingly so that the sum of the aggregate weight of all components equals 100%. The Index Calculation Agent will endeavor to effect any replacement and re-weighting (if any) or exclusion and re-weighting (if any) as soon as practicable in light of the prevailing circumstances and if possible during the immediately following set of roll days. The methodology by which this substitution will be effected will be announced by the Index Calculation Agent as soon as reasonably practicable in the circumstances then prevailing at http://eqdpo.bnpparibas.com.

The Index Calculation Agent is under no obligation to continue the calculation and publication of the Reference Asset and upon the occurrence or existence of an Extraordinary Event, the Index Calculation Agent may decide to cancel the Reference Asset if it determines, acting in good faith, that the objective of the index can no longer be achieved.

Corrections

If (a) the closing level of any Portfolio Component as of any date which is published or otherwise made available by or on behalf of the relevant Portfolio Component sponsor is subsequently corrected and such correction is published or otherwise made available by or on behalf of such Portfolio Component sponsor, or (b) the Index Calculation Agent identifies an error or omission in any of its calculations or determinations in respect of the Reference Asset, then the Index Calculation Agent may, if practicable and the Index Calculation Agent determines acting in good faith that such correction, error or omission (as the case may be) is material, adjust or correct the relevant calculation or determination and/or the Reference Asset level as of any Index Calculation Day to take into account such correction.

Hypothetical Back-Tested Historical Calculations

The hypothetical back-tested historical levels of the Reference Asset set forth in this section should not be taken as an indication of future performance, and no assurance can be given as to the levels of the Reference Asset on any future date.  The hypothetical back-tested historical values of the Reference Asset were calculated on materially the same basis on which the Reference Asset is now calculated; however, certain historical information used in calculating the Reference Asset was not available to the Index Calculation Agent in determining certain hypothetical back-tested historical levels.  However, certain historical information used in calculating the Reference Asset was not available to the Index Calculation Agent in determining certain hypothetical back-tested historical levels prior to the initial published levels of the Reference Asset on October 1, 2008.

BNP Paribas and its affiliates expressly disclaim any responsibility for (i) any errors or omissions in calculating the back-tested information and (ii) any uses to which the back-tested information may be put by any person.

Historical and Hypothetical Data on the Reference Asset

The data and information in Tables 4 and 5 and Graphs 1, 2, 3, 4 and 5 (including the hypothetical and actual historical closing levels and Percentage Change) are provided for information purposes only.  You should not take any of this information as an indication of future performance, which may be better or worse than the levels included herein.

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Table 4 below sets forth the hypothetical performance of the Reference Asset using actual hypothetical and/or historical closing levels of the Reference Asset on August 3, 2000 and the last business day of each month from and including August 2000 to and including June 2011, in each case as reported by Bloomberg L.P.

Table 4: Hypothetical Performance of the Reference Asset

	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011

January		-4.68%	0.39%	9.73%	2.46%	1.37%	7.66%	-0.84%	1.69%	1.24%	-3.61%	2.46%
February		1.61%	-0.65%	5.65%	5.83%	-1.85%	1.77%	2.15%	4.46%	0.37%	0.28%	4.08%
March		5.12%	-4.78%	-4.21%	0.13%	0.67%	3.69%	-1.09%	0.43%	0.70%	5.34%	0.62%
April		-0.89%	2.64%	-1.58%	-1.45%	-0.77%	7.47%	3.42%	0.44%	0.07%	-0.25%	1.76%
May		-0.88%	-3.15%	0.64%	1.43%	0.44%	2.37%	-0.46%	4.95%	0.19%	-2.89%	-5.00%
June		4.48%	-0.83%	-2.30%	0.71%	-1.78%	-1.56%	0.59%	6.62%	0.99%	-2.72%	-2.98%
July		-3.73%	-1.47%	0.10%	6.58%	1.80%	1.60%	-1.24%	-1.97%	1.58%	-6.71%
August	3.69%*	4.24%	1.24%	1.45%	-2.41%	5.50%	4.46%	-2.65%	-2.75%	5.09%	-2.02%
September	0.12%	4.01%	1.33%	2.01%	7.85%	0.04%	4.21%	1.95%	3.30%	-2.38%	3.03%
October	-1.28%	1.41%	-4.65%	8.29%	2.62%	-2.16%	4.60%	5.26%	7.30%	-1.69%	7.15%
November	3.00%	-4.48%	-2.18%	1.22%	2.85%	7.17%	0.83%	1.08%	2.09%	2.84%	-1.57%
December	-0.31%	2.70%	7.24%	6.05%	-0.34%	3.10%	3.03%	1.77%	2.52%	0.52%	2.55%
Yearly Performance	5.24%**	8.51%	-5.36%	29.41%	28.97%	13.89%	47.88%	10.12%	32.61%	9.73%	-2.26%	9.18%

*From August 3, 2000 to August 31, 2000.

**From August 3, 2000 to December 29, 2000.

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Table 5: Correlation between the Portfolio Components

The information in Table 5 is based on hypothetical and actual historical monthly data, as the case may be, from August 3, 2000 to June 30, 2011 for the Reference Asset.  The table sets forth the correlation, or relationship, of monthly returns between any two Portfolio Components during the above time period.  A low correlation suggests a slight relationship between any pair.

Graph 1 below sets forth the realized volatility of the Reference Asset, measured over a one-year sliding scale basis, based on hypothetical and actual historical data, as the case may be, from July 23, 2001 to June 30, 2011.  The Index Methodology aims to maintain annualized volatility at 10%.

Graph 1: 1-Year Sliding Realized Volatility

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Graph 2, below, sets forth the monthly allocation of the Reference Asset across the Categories based on hypothetical and actual historical data, as the case may be, from February 1, 2006 to June 30, 2011].  The graph illustrates the Flexibility of exposure to any given Category as described in the Index Methodology.

Graph 2: Monthly allocation across the Categories

Graph 3 below sets forth the average monthly return of the Reference Asset based on hypothetical and actual historical monthly data, as the case may be, from August 3, 2000 to June 30, 2011.

Graph 3: Monthly Return Distribution

Average Monthly Returns: 1.24%

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Graph 4, below, sets forth the historical performance of the Reference Asset based on hypothetical and actual historical daily data, as the case may be, from August 3, 2000 to June 30, 2011.  The closing level of the Reference Asset on July 19, 2011 was 496.9472.

Graph 4: Hypothetical Historical Daily Closing Levels of the Reference Asset

License Agreement

BNP Paribas and RBCCM have entered into a non-exclusive license agreement providing for the license to RBCCM of the right to use the Reference Asset in connection with securities, including the Notes. The Reference Asset is owned and published by BNP Paribas.

The license agreement between BNP Paribas and RBCCM provides that the following language must be set forth in this terms supplement:

“The indices referred to in this terms supplement are the exclusive property of the respective index provider or their affiliates (the “Sponsors”) and the index names are the servicemarks of the Sponsors and have been licensed for use for certain purposes by RBCCM. The Notes are not sponsored, endorsed or promoted by the Sponsors and the Sponsors bear no liability with respect to the Notes. The Index Sponsor makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. The Index Sponsor has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes. No purchaser, seller or holder of the Notes or any other person or entity should use or refer to any Sponsor’s trade name, trademark or servicemark to sponsor, endorse, market or promote the Notes without first contacting the Sponsor to determine whether the Sponsor’s permission is required. Under no circumstances may any person or entity claim any affiliation with any Sponsor without the prior written consent of that Sponsor.”

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Portfolio Components

All disclosures in this terms supplement regarding the Portfolio Components and the futures contracts underlying the Portfolio Components have been derived from publicly available information. The DCI® BNP Paribas Enhanced Excess Return indices are calculated, maintained and published daily by Diapason Commodities Management (“DCM”) and BNP Paribas. The DCI® Excess Return indices are calculated, maintained and published daily by DCM. The information reflects the policies of, and is subject to change by, DCM and BNP Paribas. DCM and BNP Paribas, which own all rights to the DCI® BNP Paribas Enhanced Excess Return indices and DCM, which owns all rights to the DCI® Excess Return indices, have no obligation to continue to publish, and may discontinue publication of, any of the Portfolio Components. Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of any Portfolio Component or any successor Portfolio Component.

The Notes are not sponsored, endorsed, sold or promoted by DCM. DCM makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. DCM has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

DCI® BNP Paribas Enhanced Excess Return Indices

Each DCI® BNP Paribas Enhanced Excess Return index (an “Enhanced ER Index”) is intended to outperform its corresponding DCI® Excess Return Index® (each a “corresponding DCI Index”) by using a forward curve roll optimization process. Each Enhanced ER Index applies a quantitative enhanced algorithm (as described below) to its corresponding DCI Index. The use of the term “enhanced” in the name of each Enhanced ER Index refers to this algorithm and not to any expected returns.

Each Enhanced ER Index uses the same principles and same calculation methodology as its corresponding DCI Index. The only difference is in the contracts on which the Enhanced ER Index is rolled every month. The Enhanced ER Index and corresponding DCI Index roll one-third of the position in which they hypothetically invested on each DCI business day (as defined below) of the roll period (which is the last three DCI business days of the month). However, the Enhanced ER Index uses a forward curve roll optimization algorithm which is designed to select the optimal contracts on which the Enhanced ER Index will roll every month. This strategy aims to minimize negative roll yield in a contango market and maximize positive roll yield in a backwardation market. Every month before the roll period, the algorithm selects, from a set of eligible contracts, the contract to which the Enhanced ER Index will roll, as displayed in the table below.

Eligible Contract	Bloomberg Symbol	Exchange	Currency
NYMEX WTI	CL	NYM	USD
NYMEX Natural Gas	NG	NYM	USD
ICE Brent	CO	ICE	USD
NYMEX No. 2 Heating Oil	HO	NYM	USD
ICE Gas Oil	QS	ICE	USD
CBOT Soybeans	S	CBT	USD
CBOT Corn	C	CBT	USD
NYMEX RBOB (gasoline blendstock)	XB	NYM	USD
Eligible Contract	Bloomberg Symbol	Exchange	Currency
NYBOT Cotton #2	CT	NYB	USD
COMEX Silver	SI	CMX	USD
CBOT Wheat	W	CBT	USD
NYBOT Sugar #11	SB	NYB	USD
LME Copper Future	LP	LME	USD
LME Aluminum	LA	LME	USD
LME Zinc	LX	LME	USD
LME Nickel	LN	LME	USD

Note: The DCI Index uses the 3-month LME forward contracts. The Enhanced ER Index uses the LME futures contract for the LME components which are eligible to the roll optimization process (i.e., for LME copper, LME aluminum, LME zinc and LME nickel).

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The selection process divides the position equally between the optimal contracts selected on “Date1” (the 2nd business day prior to the first roll day) and on “Date2” (the 1st business day prior to the first roll day). These two observations of the forward curves aim to limit the effects of unrepresentative curve shifts by using two different snapshots of the curve and by dividing equally the position according to those two snapshots. Once the optimal contracts are selected, the position will be divided according to the following allocation:

•	1/3 of the position will be allocated to the first optimal contract selected on Date1;

•	1/6 of the position will be allocated to the second optimal contract selected on Date1;

•	1/3 of the position will be allocated to the first optimal contract selected on Date2; and

•	1/6 of the position will be allocated to the second optimal contract selected on Date2.

Accordingly, for each eligible contract, on each of Date1 and Date2, slopes of the forward curve are calculated between two consecutive maturities. The slope between two contracts is calculated as the relative price difference between these contracts. The first optimal contract (on which 1/3 of the position will be allocated) corresponds to the end contract of the minimal slope. The second optimal contract (on which 1/6 of the position will be allocated) corresponds to the end contract of the second minimal slope.

Consequently, during the roll period for each eligible contract, the corresponding Enhanced ER Index can potentially roll every month from four different futures contracts with four different maturities to four new futures contracts with four new distinct maturities, at a rate of 33.33% of the total position per day. On the last day of the rolling period, the roll is completed unless the roll period is extended as a result of a DCI market disruption event (such as a “limit day”).

During non-roll periods, the Enhanced ER Index represents an investment in the potential four different contracts resulting from the picture of the forward curve.

A “DCI business day” is a day on which the exchange associated with the applicable eligible contract of the DCI® Excess Return is open for trading.

DCI® Excess Return Indices

Each DCI® Excess Return (the “DCI ER”) is an excess return index that represents the uncollateralized return of the Diapason Commodities Index®. Each DCI ER is calculated by DCM and, like the Enhanced ER Index, follows a rolling process. During non-roll periods, the DCI ER represents an investment in the front month contract. During roll periods, the DCI ER is shifted from the first to the second nearby contract at the rate of 33.33% per day, as displayed in the table below. On the last DCI business day, the roll is completed unless the roll period is extended as a result of a market disruption event such as a limit day.

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	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Eligible Contract	1	2	3	4	5	6	7	8	9	10	11	12
CBOT Corn	H	K	K	N	N	U	U	Z	Z	Z	H	H
CBOT Soybeans	H	K	K	N	N	X	X	X	X	F	F	H
CBOT Wheat	H	K	K	N	N	U	U	Z	Z	Z	H	H
COMEX Gold	J	J	M	M	Q	Q	Z	Z	Z	Z	G	G
COMEX Silver	H	K	K	N	N	U	U	Z	Z	Z	H	H
ICE Brent	H	J	K	M	N	Q	U	V	X	Z	F	G
ICE Gas Oil	H	J	K	M	N	Q	U	V	X	Z	F	G
LME Aluminum	H	J	K	M	N	Q	U	V	X	Z	F	G
LME Copper	H	J	K	M	N	Q	U	V	X	Z	F	G
LME Lead	H	J	K	M	N	Q	U	V	X	Z	F	G
LME Nickel	H	J	K	M	N	Q	U	V	X	Z	F	G
LME Zinc	H	J	K	M	N	Q	U	V	X	Z	F	G
NYBOT cotton #2	H	K	K	N	N	Z	Z	Z	Z	Z	H	H
NYBOT Sugar #11	H	K	K	N	N	V	V	V	H	H	H	H
NYMEX Natural Gas	H	J	K	M	N	Q	U	V	X	Z	F	G
NYMEX No.2 Heating Oil	H	J	K	M	N	Q	U	V	X	Z	F	G
NYMEX RBOB (Gasoline Blendstock)	H	J	K	M	N	Q	U	V	X	Z	F	G
NYMEX WTI	H	J	K	M	N	Q	U	V	X	Z	F	G

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SUPPLEMENTAL PLAN OF DISTRIBUTION

We expect that delivery of the Notes will be made against payment for the Notes on or August 29, 2011, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”). See “Supplemental Plan of Distribution” in the prospectus supplement dated January 28, 2011. For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 28, 2011.

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